Exhibit 15(a)

November 2, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated November 2, 2012 on our review of condensed consolidated interim financial information of UNS Energy Corporation (the “Company”) for the three and nine month periods ended September 30, 2012 and 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012 is incorporated by reference in its Registration Statements on Form S-8 dated January 6, 1998 (No. 333-43765), January 6, 1998 (No. 333-43767), January 6, 1998 (No. 333-43769), May 21, 1998 (No. 333-53309), May 21, 1998 (No. 333-53333), September 9, 2002 (No. 333-99317), January 31, 2007 (No. 333-140353), December 30, 2008 (No. 333-156491), and June 17, 2011 (No. 333-175001) and on Form S-3 dated May 10, 2012 (No. 333-181305).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP